United States Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC 20549
United States of America

Date:	July 25, 2018
RE:	Form S-8

Ladies and Gentlemen:

I refer to the Registration Statement on Form S-8 (the “Registration Statement”) of MorphoSys AG, a German stock corporation (the “Company”), under the Securities Act of 1933 (the “Securities Act”).  The Registration Statement relates to up to 10,642 ordinary shares, no par value, of the Company (the “Securities”), issued under the Employment Agreement dated July 23, 2018, between MorphoSys US, Inc. and Jennifer Herron (the “Agreement”).

I have examined and am familiar with (i) the Company’s Articles of Association and (ii) the corporate procedures relating to the issuance of the Securities.  Upon the basis of the foregoing, and having satisfied myself as to such other matters of law and fact as I consider relevant for the purposes of this opinion, I advise you that, in my opinion, that the Securities have been legally issued, fully paid and non-assessable.

I express no opinion herein, on or with respect to, any law other than the laws of Germany, and I express no opinion on, or with respect to, the laws of the United States, any state thereof or any other laws, statutes, regulations or ordinances.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any reference to me therein.  In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

MorphoSys AG

i.V.	i.V.

/s/ Charlotte Lohmann	/s/ Klaus de Wall
Charlotte Lohmann	Klaus de Wall
General Counsel	Head of Accounting & Tax